TIMCO Aviation Services, Inc.

NEWS

Release:	October 10, 2005

Contact:	Roy T. Rimmer, Jr., Chairman & CEO
James H. Tate, Executive Vice President, CAO and CFO
(336) 668-4410
TIMCO AVIATION SERVICES, INC. ANNOUNCES EXPIRATION OF OFFER OF
PREMIUM FOR EARLY CONVERSION OF ITS OUTSTANDING SENIOR AND JUNIOR
SUBORDINATED CONVERTIBLE PIK NOTES INTO COMMON STOCK
Greensboro, North Carolina, October 10, 2005 — TIMCO Aviation Services, Inc. (OTCBB:TMAS) today announced the expiration of the offer and consent solicitation to the holders of its 8% senior subordinated convertible PIK notes due 2006 (“Senior Notes”) and to the holders of its 8% junior subordinated convertible PIK notes due 2007 (“Junior Notes”, and collectively with the Senior Notes, the “Notes”) to receive a 15% premium for agreeing to an early conversion of their Notes into shares of the Company’s authorized but unissued common stock. The offer and consent solicitation expired at 5:00 p.m., New York City time, on October 6, 2005. As of 5:00 p.m., New York City time, on October 6, 2005, the Company received tenders and the related consents from holders of 98% of its outstanding Senior Notes and tenders from the holders of 30% of its outstanding Junior Notes.
In accordance with the terms of the offer, all Notes that were properly tendered were accepted for early conversion. The Company received consents representing a majority in aggregate principal amount of the outstanding Senior Notes in the consent solicitation, and accordingly, the proposed amendments to the indenture governing the Senior Notes will become effective upon the closing of the offer and consent solicitation. No such consent was sought from the holders of the outstanding Junior Notes, since the covenant protections contained in the indenture relating to the Junior Notes were previously terminated in connection with the closing of the Company’s January 2005 tender offer.
At the closing of the offer and consent solicitation, which is expected to take place on Wednesday, October 12, 2005, the Company will issue 161.6 million shares of its authorized but unissued common stock to the holders of the Senior Notes who tendered in the offer (including 21.1 million premium shares), 0.9 million shares of its authorized but unissued common stock to the holders of the Junior Notes who tendered in the offer (including 0.1 million premium shares), and 60.6 million shares of its authorized but unissued common stock to LJH Ltd., an entity controlled by the Company’s principal stockholder, in connection with its partial exercise of the LJH Warrant. After the closing of the offer and consent solicitation, the Company will have 479.5 million shares outstanding and the Company’s principal stockholder, Lacy Harber, will own approximately 43% of the outstanding common stock. After completion of the offer and consent solicitation, an aggregate of approximately $2 million of Senior Notes and Junior Notes will remain outstanding. All such remaining Senior Notes and Junior Notes will convert into shares of common stock at their maturity.
TIMCO Aviation Services, Inc. is among the world’s largest providers of aviation maintenance, repair and overhaul (MRO) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. The Company currently operates four MRO businesses: Triad International Maintenance Corporation (known as TIMCO), which, with its four active locations (Greensboro, NC; Macon, GA; Lake City, FL and Goodyear, AZ), is one of the largest independent providers of heavy aircraft maintenance services in the world and also provides aircraft

TIMCO AVIATION SERVICES, INC. ANNOUNCES EXPIRATION OF OFFER OF
PREMIUM FOR EARLY CONVERSION OF ITS OUTSTANDING SENIOR AND JUNIOR
SUBORDINATED CONVERTIBLE PIK NOTES INTO COMMON STOCK

storage and line maintenance services; Brice Manufacturing, which specializes in the manufacture and sale of new aircraft seats and aftermarket parts and in the refurbishment of aircraft interior components; TIMCO Engineered Systems, which provides engineering services both to our MRO operations and our customers; and TIMCO Engine Center, which refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM-56 series engines. Visit TIMCO online at www.timco.aero.
This press release contains forward-looking statements, including statements regarding the Company’s anticipated loss for the 2005 third quarter and the 2005 fiscal year. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those identified above and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, could adversely affect the Company’s ability to obtain these results. Copies of the Company’s filings with the U.S. Securities and Exchange Commission are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.